EXHIBIT 23.l
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Heritage-Crystal Clean, Inc.:
We consent to the incorporation by reference in this Registration Statement on Form S-1 of Heritage-Crystal Clean, Inc. of our report dated February 25, 2008, with respect to the balance sheets of Heritage Crystal Clean, LLC as of December 30, 2006 and December 29, 2007, and the related statements of operations, changes in members’ capital, and cash flows for each of the years in the three-year period ended December 29, 2007, which report appears in the Registration Statement on Form S-1, as amended (No. 333-143864) of Heritage-Crystal Clean, Inc.
We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ KPMG LLP

Indianapolis, Indiana
March 11, 2008